Exhibit 99.1
NEWS RELEASE

       First Litchfield Financial Corporation Announces Six-Month Earnings

Litchfield, Connecticut, August 9, 2005--First Litchfield Financial Corporation (NASDQ: FLFL) (the "Company") the holding company for The First National Bank of Litchfield (the "Bank") reported earnings for the six (6) months and three (3) months ended June 30, 2005. Year-to-date net income for the six months ended June 30, 2005 totaled $1,943,000, increasing $327,000 or 20% from 2004 earnings of $1,616,000. Basic and diluted net income per share for the six-month period were $.96 and $.95, per share, respectively. These results compare to 2004
levels  of  $.80  and  $.79  for  basic  and   diluted  net  income  per  share,
respectively.

Earnings for the second quarter of 2005 totaled $886,000, which is a decrease of $77,000 or 8.0% from second quarter 2004 earnings of $963,000. Quarterly basic and diluted net income per share for 2005 were $.44 and $.43 per share, respectively, compared to $.48 per basic and $.47 per diluted share for the same period in 2004.

The increased profitability on a six-month comparison resulted primarily from growth in net interest income. Net interest income as of June 30, 2005 totaled $7,107,000, an increase of 13% or $804,000 from the first six months of 2004. The increase in net interest income is both the result of a higher net interest margin as well as a higher volume of earning assets. The net interest margin (net interest income divided by average earning assets) was 3.59% for the six-month period ended June 30, 2005 which was an increase of 26 basis points from the margin of 3.33% for the six months ended June 30, 2004. The increase in the interest margin is attributable to the mix of earning assets as well as to the overall interest rate environment. During the first six months of 2005, the increase in assets was primarily in the loan portfolio which increased by $23 million or 11% from year end 2004. Offsetting some of the growth in the loan portfolio has been the decrease in the investment portfolio, which as of June 30, 2005, was $13 million less than year end 2004 balances. The decrease in the investment portfolio reflects an effort to shift the mix of earning assets from lower yielding securities to higher yielding loans. Loan growth was primarily in the residential, commercial and construction mortgage products. This growth was the result of the popularity of the Bank's mortgage products as well a focus in commercial calling and sales development efforts in growing market areas.

Overall, deposits have decreased $19 million or 6% since year end 2004. Consumer indifference towards non-liquid deposits, coupled with uncertainties in the long-term interest rate environment, continue to cause the decline. Demand deposits, however have increased by $4 million or 7%, due to higher commercial accounts especially as they relate to the introduction of the Bank's cash management product.

Year-to-date noninterest income as of June 30, 2005 totaled $1.2 million, up 1% from the same period in 2004. Trust fee income increased by $26,000 or 6% from the first six months of 2004. During the second quarter of 2005, the Bank recorded security losses totaling $44,000. These sales were made for the purpose of decreasing the volatility and interest rate exposure of the investment portfolio. There were no similar security transactions during 2004. Other noninterest income totaled $312,000, an increase of 12% from the first six months of 2004. Most of this increase is due to increased fee income from the Bank's retail investment product as well as increased income from the cash surrender value of bank-owned life insurance.

The Company's growth, its commitment to product and service delivery, as well the regulatory environment were the key drivers of the 6% increase in noninterest expense for the first six months of 2005. The largest component of the increase was salary and benefits expense which totaled $2,979,000 increasing $175,000 or 6% from the first six months of 2004. Costs related to staffing in sales and business development, lending and operations increased salary expense. Additionally, new employees hired in anticipation of the Canton branch opening slated for later in 2005, also contributed to the increase. While increases in noninterest expenses generally relate to the Company's vision for growth in various areas as well as to the compliance and regulatory environment, Management remains committed to efficiently managing these expenses.

                                   About FNBL

The  First  National  Bank of  Litchfield  (www.fnbl.com)  is a  community  bank
                                            ------------
operating full-service banking offices in Goshen, Litchfield, Marble Dale, Roxbury, Washington and Torrington. The Bank will be opening a full-service branch in Canton this fall. The Bank maintains a full-service Trust department that offers asset management, custody and estate settlement services to individuals, non-profit and commercial customers. Additionally, the Bank offers nondeposit retail investment products such as mutual funds, annuities and insurance through its relationship with Infinex Investments, Inc. and Infinex
Insurance Agency, Inc. In June 2004, and again in June 2005, First Litchfield Financial Corporation was named as one of the Top 25 Public Companies in Connecticut in a study by The Hartford Courant.

                         First Litchfield Financial Corp
                      Selected Consolidated Financial Data
                                   (Unaudited)



Period end balance sheet data:                       June 30,
                                             2005                2004

Total Assets                             $439,770,000        $434,527,000
Loans, net                                239,909,000         198,582,000
Investments                               160,364,000         199,920,000
Deposits                                  282,113,000         312,844,000
Borrowings                                128,784,000          98,859,000
Stockholders' equity                       26,002,000          20,819,000

Book value per share                            12.82               10.30
Tangible book value per share                   12.82               10.30
Leverage ratio                                   7.77%               7.17%
Shares outstanding                          2,028,387           2,020,885

                                                For the Three Months
                                                   Ended June 30,
                                              2005                2004
Operating results:
Net interest income                        $3,491,000          $3,279,000
Securities (losses), net                      (44,100)                  0
Total noninterest income                      598,000             634,000
Loan loss provision                           101,000              90,000
Total noninterest expense                   2,779,000           2,486,000
Income before tax                           1,209,000           1,337,000
Income tax expense                            324,000             375,000
Net income                                    886,000             963,000

Earnings per share(basic)                         .44                 .48
Return on average assets                          .81%                .90%
Return on average equity                        14.03%              17.79%

                                                  For the Six Months
                                                    Ended June 30,
                                              2005                2004
Operating results:
Net interest income                        $7,107,000          $6,303,000
Securities gains, net                         (44,100)                  0
Total noninterest income                    1,212,000           1,204,000
Loan loss provision                           202,000             180,000
Total noninterest expense                   5,443,000           5,114,000
Income before tax                           2,675,000           2,213,000
Income tax expense                            731,000             597,000
Net income                                  1,943,000           1,616,000

Earnings per share(basic)                         .96                 .80
Return on average assets                          .89%                .78%
Return on average equity                        15.53%              14.57%


                              Safe Harbor Statement

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumption made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.


Contact:  Carroll A. Pereira, CFO
          (860) 567-2674
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